GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3828
Dated April 9, 2002	Dated November 19, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: November 19, 2002

Settlement Date (Original Issue Date): November 21, 2002

Maturity Date: November 22, 2004

Principal Amount (in Specified Currency): US$ 75,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.200%

Net Proceeds to Issuer: US$ 74,850,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): plus 22 basis points

Spread Multiplier: N/A

Index Maturity: One Month

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
Page 2
Pricing Supplement No. 3828
Dated November 19, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Interest Payment Period: Monthly

Interest Payment Dates: Monthly on the 21st of each month, commencing December 23, 2002

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the one month USD LIBOR plus 22 basis points.

Interest Reset Periods and Dates: Monthly on each Interest Payment Date.

Interest Determination Dates: Monthly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GZX5

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
Page 3
Pricing Supplement No. 3828
Dated November 19, 2002
Rule 424(b)(3)-Registration Statement
No.333-84462

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Information:

Reopening of Issue:

Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes Reopening of Issue" as described in the Prospectus Supplement dated April 16, 2002.

General.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

At September 28, 2002 the Company had outstanding indebtedness totaling $252.640 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 2002 excluding subordinated notes payable after one year was equal to $251.682 billion.

(Floating Rate)
Page 4
Pricing Supplement No. 3806
Dated October 23, 2002
Rule 424(b)(3)-Registration Statement
No.333-84462

		Year Ended December 31,			Nine Months ended September 28, 2002
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72	1.66

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by the Lehman Brothers Inc. (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

US$ 75,000,000

GENERAL ELECTRIC CAPITAL CORPORATION

Global Medium-Term Notes, Series A

TERMS AGREEMENT

November 19, 2002

GENERAL ELECTRIC CAPITAL CORPORATION

201 High Ridge Road

Stamford, CT 06927

Attention: Senior Vice President - Corporate Treasury and

Global Funding Operation

Re: Second Amended and Restated U.S. Distribution Agreement

("U.S. Distribution Agreement") dated as of April 16, 2002

The undersigned agrees to purchase Global Medium-Term Notes, Series A (Trade No. 3828) having the following terms:

Maturity Date: November 22, 2004

Principal Amount: US$ 75,000,000

Issue Price: 100.00%

Settlement Date: November 21, 2002

Place of Delivery: The City of New York, New York

Issue Date: November 21, 2002

Specified Currency: United States Dollars

Interest Rate: One Month USD LIBOR plus 22 basis points

Interest Payment Dates: Monthly on the 21st of each month, commencing December 23, 2002.

Redemption at the option of the Company: None

Repayment at the option of the holder: None

Discount/Commissions: 0.20%

Terms used but not defined herein shall have the meaning assigned to them in the U.S. Distribution Agreement.

The certificate referred to in Section 5(b) of the U.S. Distribution Agreement, the opinion referred to in Section 5(a)(i) of the U.S. Distribution Agreement and the accountants letter referred to in Section 5(c) of the U.S. Distribution Agreement will not be required.

LEHMAN BROTHERS INC.

By: _______________________________

Title:

Accepted:

GENERAL ELECTRIC CAPITAL CORPORATION

By: _____________________________________

James Tremante

Vice President and Assistant Treasurer

General Electric Capital Corporation

Officers' Certificate

with respect to

Global Medium-Term Notes, Series A

Trade No. 3828

The undersigned officers of General Electric Capital Corporation (the "Company"), pursuant to authority delegated to them resolutions of the Board of Directors of the Company adopted on March 21, 2002 (the "Resolutions") and for the purpose of establishing certain terms for Global Medium Term Notes, Series A, Trade No. 3828 (the "Notes") to be issued pursuant to the provisions of the Third Amended and Restated Indenture dated as of February 27, 1997, between the Company and JPMorgan Chase Bank as successor trustee, as supplemented by the First Supplemental Indenture dated as of May 3, 1999, and the Second Supplemental Indenture date July 2, 2001 hereby certify that, pursuant to the Resolutions, the terms of the Notes and of the sale thereof, as set forth on the Schedule annexed hereto, have been approved by the undersigned.

GENERAL ELECTRIC CAPITAL

CORPORATION

By:______________________________

Vice Chairman and Chief Financial Officer

By:______________________________

Senior Vice President-Corporate Treasury and Global Funding Operation

Dated: November 19, 2002

SCHEDULE

Agent: Lehman Brothers Inc.

Trade No. 3828

Method of Sale: Underwritten

Certain Terms of the Notes:

Principal Amount of Notes: US$ 75,000,000

DTC Registered: Yes

Maturity Date: November 22, 2004

Interest Rate: One Month USD LIBOR plus 22 basis points

Payment Frequency: Monthly

First Interest Payment Date: December 23, 2002

Issue Price: 100.00 % of the principal amount of the Notes

Commissions: 0.200%

Closing Date: November 21, 2002

g GE Capital

Lisa R. King General Electric Capital Corporation

Paralegal , 201 High Ridge Road

Treasury Operation and Assistant Secretary Stamford, CT 06927-9400

203-961-5078, Dial Comm 8*228-5078

FAX 203-357-3490, Dial Comm 8*228-3490

Internet:.lisa.king@gecapital.com

November 20, 2002

To: Martin Goldberg

Lehman Brothers Inc.

From: Lisa R. King

Legal Assistant - Treasury

Re: US$75,000,000 Floating Rate Notes Due November 22, 2004

CUSIP: 36962GZX5

Enclosed please find two original copies of the Terms Agreement for the above-mentioned transaction. Please sign both copies, keep one original for your files, and return the other to my attention as soon as possible.

In addition, please also find two originals each of the following closing documents:

1. Pricing Supplement

Please give me a call at (203) 961-5078 should you have any questions.

Enclosures